Exhibit 99.1

Luminex Receives BARDA Award to Support 510(k) Filing for NxTAG
Respiratory Pathogen Panel That Includes SARS-CoV-2

High-throughput diagnostic test will include most up-to-date respiratory pathogen targets

AUSTIN, Texas, September 24, 2020 – Luminex Corporation (NASDAQ: LMNX) today announced that it has received a $5,389,813 award from the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response within the U.S. Department of Health and Human Services, to conduct product development work and complete a 510(k) filing for Luminex’s expanded NxTAG® Respiratory Pathogen Panel (RPP), which includes the SARS-CoV-2 virus for high-throughput COVID-19 testing. This effort will help address the continuing long-term need for cost-effective, multiplex diagnostic tests that can differentiate COVID-19 from current strains of other common respiratory illnesses, such as flu.

“The need for rapid, high-quality tests that can simultaneously identify multiple respiratory pathogens has become even more urgent as medical professionals must increasingly differentiate between flu, COVID-19 and other seasonal respiratory illnesses,” said Nachum "Homi" Shamir, Chairman, President and CEO of Luminex. “Many of these illnesses have similar or overlapping symptoms, which creates significant challenges for medical professionals, hospitals, patients and laboratories. The expanded NxTAG RPP assay can help address this need.”

The expanded NxTAG RPP combines Luminex’s original NxTAG RPP, an FDA-cleared in vitro diagnostic for syndromic respiratory infection testing, with the most relevant circulating pathogen today, SARS-CoV-2. Luminex has submitted an Emergency Use Authorization (EUA) to the U.S. Food and Drug Administration (FDA) for the expanded test, which would allow clinical labs to use the Luminex panel prior to 510(k) clearance.

With the addition of SARS-CoV-2, the panel now includes 19 viral and 2 bacterial targets, combining the most common respiratory pathogens in one panel to help facilitate the rapid identification of various individual and co-occurring infectious pathogens. The expanded NxTAG RPP will provide scalable throughput, allowing clinical labs to run up to 96 samples at a time – generating results in approximately four hours with minimal hands-on time. The test will be run on Luminex’s easy-to-use, compact MAGPIX® System and is designed for use in high-complexity molecular laboratories.

Since the COVID-19 pandemic began, Luminex has been committed to expanding capacity for SARS-CoV-2 testing across all of its molecular platforms. The company previously launched the NxTAG CoV Extended Panel under an EUA from the FDA and an Authorization for Import or Sale with Conditions from Health Canada, and received FDA EUA for its ARIES® SARS-CoV-2 Assay. In August, Luminex announced it received an EUA from the FDA for its xMAP® SARS-CoV-2 Multi-Antigen IgG Assay, a multiplex serology test that can be run on any of Luminex’s xMAP-based, high-throughput, gold-standard multiplex platforms.

The NxTAG CoV Extended Panel, ARIES® SARS-CoV-2 Assay and this project’s development has been funded in part with federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, Division of Research Innovation and Ventures under Contract Nos. 75A50120C00037 (NxTAG CoV Extended Panel), 75A50120C00043 (ARIES® SARS-CoV-2 Assay) and 75A50120P00108 (NxTAG Respiratory Pathogen Panel v2).

About Luminex Corporation
At Luminex, our mission is to empower labs to obtain reliable, timely, and actionable answers, ultimately advancing health. We offer a wide range of solutions applicable in diverse markets including clinical diagnostics, pharmaceutical drug discovery, biomedical research, genomic and proteomic research, biodefense research, and food safety. We accelerate reliable answers while simplifying complexity and deliver certainty with a seamless experience. To learn more about Luminex, please visit us at luminexcorp.com. To learn more about Luminex’s COVID-19 Testing and Research Solutions, please visit: https://www.luminexcorp.com/solutions/.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements relating to Luminex’s business outlook for the third quarter, as well as other statements that refer to future plans and expectations, particularly around the development of products to address the novel coronavirus. Such statements involve a number of risks and uncertainties. Words such as “can,” “will,” “complete,” “help,” “provide,” “allowing,” and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, and anticipated trends in our businesses or the markets relevant to them, also identify forward-looking statements. Such statements are based on management’s expectations as of the date they were first made and, except as required by law, Luminex disclaims any obligation to update these statements to reflect future events or circumstances. Forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from the company’s expectations include changes in market conditions, supply constraints and other disruptions, changes in capital requirements, and other factors set forth in Luminex’s most recent Annual Report on Form 10-K filed with the SEC and available at Luminex’s website at www.luminexcorp.com and the SEC’s website at sec.gov.

Investor Contacts:
Harriss Currie
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hcurrie@luminexcorp.com
512-219-8020
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Michele Parisi:
Bioscribe
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925-864-5028